Exhibit 99.1

Stock Yards Bancorp Raises Its Quarterly Cash Dividend to $0.20 Per Share, Marking the 10th Increase since the Beginning of 2012

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 17, 2017--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has increased the Company's quarterly cash dividend $0.01 or 5% to $0.20 per common share. The new rate will go into effect with the next payment on July 3, 2017, to stockholders of record as of June 12, 2017.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We believe our stockholders place a high value on regular, reliable and growing cash dividends. With today's announcement, Stock Yards Bancorp has raised its quarterly dividend rate a total of 10 times since the beginning of 2012, including two increases in each of the past three years, resulting in a cumulative increase of 58%. We are pleased the Company's strong financial performance continues to provide a solid foundation for this growth, and we welcome the opportunity to allow our stockholders to participate in our progress in a direct and tangible way."

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.0 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President, Treasurer and Chief Financial Officer